Exhibit 99.1

HC2 Holdings Adopts Tax Benefits Preservation Plan to Protect Tax Attributes and Stockholder Value

NEW YORK, August 30, 2021 – HC2 Holdings, Inc. (“HC2” or “the Company”) (NYSE: HCHC) today announced that its Board of Directors (“Board”) has adopted a tax benefits preservation plan designed to protect the availability of HC2’s net operating loss carryforwards ("NOLs") and other tax attributes under the Internal Revenue Code ("Tax Benefits Preservation Plan").

As of December 31, 2020, HC2 had approximately $170.3 million of federal NOLs and $175.3 million of Section 163j interest limitation carryforwards available to offset its future taxable income. However, if the Company were to experience an ownership change as defined in Section 382 of the Code, its ability to utilize these tax attributes would be substantially limited. Generally, an “ownership change” occurs if the percentage of the Company’s stock owned by one or more of its “five-percent stockholders” (determined under Section 382) increases by more than 50 percentage points over a rolling three-year period. The Tax Benefits Preservation Plan is intended to reduce the likelihood of such an ownership change at HC2 by deterring any person or group from acquiring beneficial ownership of 4.9% or more of HC2’s outstanding common stock.

The Tax Benefits Preservation Plan is similar to those adopted by other public companies with significant NOLs. The Tax Benefits Preservation Plan is designed not to limit any action that the Board determines to be in the best interest of HC2 and its stockholders, and will help to ensure that the Board remains in the best position to discharge its fiduciary duties and protect these valuable assets.

Under the Tax Benefits Preservation Plan, HC2 will distribute to holders of its common stock rights to purchase fractional shares of a new Series B Preferred Stock, with each fractional share functionally equivalent to one share of common stock.  The rights will initially trade with the Company’s common stock and will generally become exercisable only if a person (or any persons acting as a group) acquires 4.9% or more of HC2’s outstanding common stock. If the rights become exercisable, all holders of rights (other than any triggering person) will be entitled to acquire shares of common stock at a discount or the Company may exchange each right held by such holders for one share of common stock. Under the Tax Benefits Preservation Plan, any person which currently owns 4.9% or more of the Company's common stock may continue to own its shares of common stock but may not acquire any additional shares without triggering the Rights Plan (other than acquiring a de minimis amount). The Company's Board of Directors has the discretion to exempt any person or group from the provisions of the Tax Benefits Preservation Plan.

Unless terminated early, the Tax Benefits Preservation Plan will terminate on August 30, 2022, unless at the Company’s 2022 annual meeting, the Company’s stockholders approve an extension of the Tax Benefits Preservation Plan, in which case the Tax Benefits Preservation Plan would be extended and expire at the Company’s 2024 annual meeting.

“Given the change over in HC2’s stock over the past several years, we were getting close to putting our tax attributes in jeopardy,” said Wayne Barr, HC2’s President and CEO. “The Board has determined that adopting the Tax Benefits Preservation Plan is the best decision for HC2 and its stockholders in order to protect HC2’s valuable tax attributes.”

Additional information about the Tax Benefits Preservation Plan will be available on a Form 8-K to be filed by HC2 with the Securities and Exchange Commission (the “SEC”).

About HC2

HC2 Holdings is being renamed INNOVATE Corp.  INNOVATE is a portfolio of best-in-class assets in three key areas of the new economy – infrastructure, life sciences and spectrum.  Dedicated to stakeholder capitalism, INNOVATE employs over 4,300 people across its subsidiaries.

Cautionary Statement Regarding Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements, including those that may be identified by words such as “will,” “intend,” “expect,” “anticipate,” “should,” “could” and similar expressions, all of which involve risks, assumptions and uncertainties, many of which are outside of the Company’s control, and are subject to change. All forward-looking statements speak only as of the date made, and unless legally required, the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. The Company’s actual results could differ materially from those expressed or implied in any forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent statements and reports filed with the SEC, including in our reports on Forms 10-K, 10-Q, and 8-K. These risks and other important factors discussed under the caption “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release.

Contacts

Media Contact:
Reevemark
Paul Caminiti/Pam Greene/Luc Herbowy
HC2@reevemark.com
(212) 433-4600

Investor Contact:
Solebury Trout
Anthony Rozmus
ir@hc2.com
(212) 235-2691